Exhibit 99.1
                    Stacey Dwyer, EVP
301 Commerce Street, Ste. 500, Fort Worth, Texas 76102
817-390-8200
April 10, 2007
D.R. HORTON, INC., AMERICA’S BUILDER, REPORTS NET SALES ORDERS FOR THE SECOND QUARTER OF FISCAL 2007
FORT WORTH, TEXAS - D.R. Horton, Inc. (NYSE:DHI), America’s Builder, the largest homebuilder in the United States, Tuesday (April 10, 2007), reported net sales orders for the second quarter ended March 31, 2007 of 9,983 homes ($2.6 billion), compared to 15,771 homes ($4.4 billion) for the same quarter of fiscal 2006. Net sales orders for the first six months of fiscal 2007 were 18,754 homes ($4.9 billion), compared to 27,234 homes ($7.5 billion) for the same period of fiscal 2006. The Company’s cancellation rate (sales orders cancelled divided by gross sales orders) for the second quarter of fiscal 2007 was 32%.
Donald R. Horton, Chairman of the Board, said, “Market conditions for new home sales continue to be challenging in most of our markets as inventory levels of both new and existing homes remain high. Our cancellation rate is essentially unchanged from the prior quarter, but it remains above our historical range as we continue to see an increase in the use of sales incentives in many of our markets. We continue to sell more homes than any other builder, even though the spring selling season has not gotten off to its usual strong start.”
D.R. Horton, Inc., America’s Builder, is the largest homebuilder in the United States, delivering more than 53,000 homes in its fiscal year ended September 30, 2006. Founded in 1978 in Fort Worth, Texas, D.R. Horton has expanded its presence to include 85 markets in 27 states in the Northeast, Southeast, South Central, Southwest, California and West regions of the United States. The Company is engaged in the construction and sale of high quality homes with sales prices ranging from $90,000 to over $900,000. D.R. Horton also provides mortgage financing and title services for homebuyers through its mortgage and title subsidiaries.
WEBSITE ADDRESS: www.drhorton.com

D.R. HORTON, INC.
($in millions)
NET SALES ORDERS

	Three months ended March 31,
	2006		2007
	Homes	Value	Homes	Value
Northeast	1,990	$510.8	1,564	$409.2
Southeast	2,040	523.5	1,429	315.7
South Central	4,151	704.0	2,734	490.2
Southwest	3,537	918.0	2,171	499.8
California	2,697	1,236.1	1,107	533.5
West	1,356	470.8	978	350.9

	15,771	$4,363.2	9,983	$2,599.3

	Six months ended March 31,
	2006		2007
	Homes	Value	Homes	Value
Northeast	3,684	$967.7	2,719	$722.3
Southeast	3,835	992.0	2,801	637.3
South Central	6,888	1,176.6	4,657	838.7
Southwest	6,250	1,654.6	4,470	985.8
California	4,329	1,949.0	2,443	1,106.2
West	2,248	790.1	1,664	601.9

	27,234	$7,530.0	18,754	$4,892.2